Exhibit 23.1

KPMG Audit Plc

Canary Wharf (7th Floor)
1 Canada Square
London E14 5AG
United Kingdom

Tel +44 (0) 207311 5700 Fax +44 (0) 207311 5881 DX 38050 Blackfriars

Aspen Insurance Holdings Limited
Victoria Hall
11 Victoria Street
Hamilton HM 11
Bermuda

27 September 2004

Dear Sirs

Aspen Insurance Holdings Limited – Registration Statement on Form F-1 dated
September 27, 2004 (the Registration Statement')

We consent to the inclusion in the Registration Statement on Form F-1 of Aspen Insurance Holdings Limited of our reports dated March 26, 2004, with respect to the consolidated balance sheets of Aspen Insurance Holdings Limited and its subsidiaries as of December 31, 2002 and December 31, 2003 and the related consolidated statements of operations, shareholders' equity, comprehensive income, and cash flows for the period from incorporation on May 23, 2002 to December 31, 2002 and for the year ended December 31, 2003 and the related financial statement schedules, which reports appear in the December 31, 2003 annual report on Form 10-K of Aspen Insurance Holdings Limited.

In addition we consent to the inclusion of our reports on the combined balance sheets of Syndicates 2020 and 3030 as of December 31, 2002 and 2001 and the related combined statements of operations and comprehensive income / (loss), members' deficit, and cash flows for each of the years in the three year period ended December 31, 2002 and the related financial statement schedules included in the registration statement.

We consent to the reference to our firm under the heading "Experts" in the prospectus.

Yours faithfully

/s/ KPMG Audit Plc

KPMG Audit Plc